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EXHIBIT 21

SUBSIDIARIES OF
FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

1.
Financial Security Assurance Inc. (incorporated in the State of New York)

2.
Financial Security Assurance International Ltd. (incorporated in Bermuda)

3.
Financial Security Assurance (U.K.) Limited (incorporated in the United Kingdom)

4.
FSA Asset Management Services LLC (organized in the State of Delaware)

5.
FSA Capital Markets Services LLC (organized in the State of Delaware)

6.
FSA Capital Management Services LLC (organized in the State of Delaware)

7.
FSA Global Funding Limited (incorporated in the Cayman Islands)

8.
FSA Insurance Company (incorporated in the State of Oklahoma)

9.
FSA Portfolio Management Inc. (incorporated in the State of New York)

10.
Transaction Services Corp. (incorporated in the State of New York)

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SUBSIDIARIES OF FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.